EMPLOYMENT AGREEMENT

This Agreement is made as of the 1st day of July 2018, by and between The Evans Agency,  LLC (hereinafter referred to as the “Employer” or “TEA”) and Aaron Whitehouse (hereinafter referred to as the “Executive”), for the employment of Executive by the Employer.

W I T N E S S E T H :

WHEREAS, pursuant to that certain Agreement of Sale and Purchase of Assets dated as of May 14,  2018 (the “Purchase Agreement”), among The Evans Agency, LLC,  Evans Bancorp, Inc. (the “Company”), Richardson & Stout, Inc. (“Seller”) and the Executive,  Ian Whitehouse, and Richard Ewell, the stockholders of Seller, providing for the sale of substantially all of the assets of Seller to TEA, it is a condition to the Closing (as defined in the Purchase Agreement), that Executive and Employer shall have entered into this Agreement; and

WHEREAS, prior to the date hereof, Executive was employed by, and was a principal stockholder of, Seller; and

WHEREAS, the Employer desires that Executive be employed to serve as a Vice President of TEA, and Executive desires to be so employed upon the terms and subject to the conditions herein set forth, effective as of the time of the Closing.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1. EMPLOYMENT:    The Employer hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth.  Executive shall serve as a Vice President of TEA.

2. TERM OF EMPLOYMENT:    Unless terminated pursuant to the terms of this Agreement, the Employer and Executive agrees that the Initial Term of Executive’s employment hereunder shall be for a period commencing on July 1, 2018 and terminating July 1, 2021 (the “Employment Period”).     Following the expiration of the Employment Period, Executive’s employment with Employer shall be on an at-will basis.

3. COMPENSATION:    As compensation for the employment services to be rendered by Executive hereunder, the Employer agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with the Employer normal payroll practice, an annual base salary of $150,000.00 (“Base Salary”).  Executive’s  Base Salary may be increased at any time, but shall not be reduced below the rate set forth in the preceding sentence.

4. DUTIES:

A. During the Employment Term, Executive agrees to serve as a Vice President of the Employer and be primarily responsible for the servicing of existing and transferred property and casualty insurance accounts, marketing, recruiting and training as requested by the Employer and the solicitation, negotiation, placement and procurement of additional insurance business for which the Employer is licensed and authorized to sell.  Further, the Executive has no authority to bind Employer to any contract unless such authority has been given to Executive by Employer. In addition, the Executive shall have such other duties and responsibilities as may be reasonably assigned to him from time to time by the Employer, consistent with duties of a Vice President.  Executive also agrees to perform his services and duties consistent with the office or offices in which he is serving and its responsibilities as may from time to time be prescribed by the Employer.

B. During the Employment Period, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Chief Executive Officer of Employer, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Employer; provided, however, that, with the approval of the Chief Executive Officer, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in Chief Executive Officer’s judgment, will not present any conflict of interest with the Employer, or materially affect the performance of Executive’s duties pursuant to this Agreement, it being understood that membership in and service on boards or committees of social, religious, charitable or similar organizations does not require Chief Executive Officer approval pursuant to this Section.

C. All property and casualty insurance business secured by the Executive will be placed through the Employer. The Executive will use his best efforts to place all other insurance business (including, but not limited to, life insurance products, long-term care or medical insurance products and group insurance, annuities and Executive benefit plans) secured by him with the Employer or its affiliates.  All insurance business placed by the Executive with the Employer shall be conducted in the name of Employer or its affiliates.

D. The Executive agrees that during the term of this Agreement, he will comply with all regulations and guidelines and will do nothing to jeopardize or impair the Employer’s insurance licenses, and will comply with all rules and regulations of the Insurance Department and the statutes of the State of New York or any other state which regulates the business of the Employer, pertaining to the Employer’s  business.

E. Executive shall maintain any and all licenses and permits required to be owned or possessed by him under applicable law (including NASD License) in order to perform the duties required by him hereunder. Employee shall keep and maintain all of such licenses and permits in full force and effect. The Employer will pay any required license or permit fees.

F. Executive shall, except as otherwise provided herein, be subject to the Employer’s rules, practices and policies applicable to the Employer’s executives and employees.
5. BENEFITS:

A. Executive shall participate in all employee benefit programs, including medical, health and other insurance plans,  401(k) plan, incentive compensation and other similar plans which the Employer may have or may establish from time to time and in which employees of Employer in general are entitled to participate and, except as otherwise expressly provided in the Agreement, on the same basis as other employees are entitled to participate.  The foregoing, however, shall not be construed to require TEA to establish any such plans, or to prevent the Employer from modifying or terminating such plans in its application to all employees, or to establish individual performance targets under any incentive plan, and no such action or failure thereof shall affect this Agreement.   Executive shall be eligible to participate in such plans upon the attainment of applicable service periods, provided that as to medical and health insurance plans, participation shall start upon employment, and as to the 401(k) plan, Executive will receive credit for prior service with Seller for purposes of eligibility and vesting.

A. Executive shall be entitled to vacation as determined in accordance with Employer’s vacation policy applicable to executives.  For purpose of the vacation policy, Executive will receive credit for prior service with Seller.

B. Without limiting the foregoing, Executive shall specifically be entitled to the following benefits:

1.TEA will assume Executive’s current auto lease.

2.Fully paid medical and health insurance premiums for Executive and his family, under the Employer’s HDHP 2600 plan (or future equivalent plan).

3.Participation in the Excels Performance Incentive Plan (or equivalent program), which is a short-term incentive compensation plan intended to reward performance of officers by providing the opportunity to receive significant cash incentives upon achievement of performance goals. Executive shall participate in the Excels Performance Plan on a pro-rata basis with respect to calendar year 2018.

C. To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than March 15 of the year following the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

6. Working and Other Facilities:During the term of this Agreement, Executive shall be furnished with such working facilities, secretarial help and other services, as the Employer determines are reasonably necessary and suitable to his position and adequate for the performance of his duties.

7. EXPENSES:The Employer will reimburse Executive for reasonable expenses, including traveling expenses, incurred by him in connection with his employment in the business of the Employer upon the presentation by Executive of appropriate substantiation, as determined by the Employer, for such expenses. All reimbursements shall be paid as soon as practicable by the Employer upon presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require; provided, however, that no payment shall be made later than March 15 of the year immediately following the year in which the expense was incurred.

8. EVENT OF TERMINATION:

A. Upon the occurrence of an Event of Termination (as herein defined), the provisions of this section shall apply. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:

1. the involuntary termination by the Employer of Executive’s full-time employment hereunder for any reason other than a Termination for Cause, as defined in Section 11 hereof, or a termination for Death or Disability as set forth in Section 10 hereof;

2. Executive’s resignation from the Employer’s employ upon any of the following events (which shall be treated as termination of employment for “Good Reason”), unless consented to by Executive:

(i)failure to appoint Executive as a  Vice President of TEA;

(ii)a material reduction in the compensation, benefits and perquisites, including Base Salary, paid/provided to Executive from those being paid/provided in the Agreement as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to executives or employees of TEA);

(iii) a relocation by Employer of Executive’s principal workplace greater than 50 miles from its then current location, without the consent of Executive; or

(iv)a material breach of this Agreement by the Employer.

Notwithstanding the foregoing, Good Reason will be considered to exist only if (1) the Executive provides written notice to the Employer within 90 days after the event giving rise to Good Reason under this Section 8(A)(2); (2) if the event or condition can be remedied, the Employer fails to remedy the event or condition within 30 days of receiving written notice from the Executive of the existence of the event or condition; and (3) the Executive resigns from employment with the Employer within 60 days of the earlier of (a) the expiration of the 30-day cure period under (2), or (b) the Executive’s receipt of written notice from the Employer that it cannot, does not intend to, cure the event or condition under this Section 8(A)(2).

D. Within 60 days following the occurrence of an Event of Termination,  the Employer shall pay Executive, as severance pay or liquidated damages, or both, a lump sum cash amount equal to the sum of the (x) Base Salary that would be paid to Executive for the remainder of the Employment Period, and (y) the annual incentive bonus paid to Executive during the calendar year preceding the Event of Termination (or, in the case of an Event of Termination occurring during 2018, ($11,625), divided by twelve and then multiplied the number of full months remaining in the Employment Period; provided, however, that such payment is conditioned upon the Executive signing a general release acceptable to the Employer, in substantially the form set forth as Appendix A to this Agreement (the “Release”).  The Release must be executed and become irrevocable by the 60th day following the Event of Termination, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Code Section 409A, the payments described in this Section 4(b) will be paid, or commence, in the second calendar year.  Upon an Event of Termination, the Executive shall have such rights as specified in any other employee benefit plans or programs maintained by the Employer, as may be in effect from time to time.

E. Upon the occurrence of an Event of Termination, the Employer will continue to provide, under the same terms as is in effect upon the Event of Termination, life insurance and non-taxable medical and health insurance coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Employer for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Employer employees.  Such coverage shall cease upon the expiration of the Employment Period.  If either (i) the Employer cannot provide Executive or Executive’s dependents any continued health insurance or other welfare benefits as required by this Agreement because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Employer to penalties, or (ii) the value of any reimbursements under medical and health plan would result in a taxable benefit to the Executive under Code Section 105(h) or any successor or similar provision under the Code,  then the Employer shall pay Executive or Executive’s beneficiary or estate in the event of death a cash lump sum payment equal to (i) the reasonably estimated monthly cost (to Employer) of the life, medical and health insurance coverage maintained by the Employer for Executive immediately prior to Executive’s date of termination, times (ii) the number of whole months remaining in the Employment Period, provided such payment is exempt from Code Section 409A or complies with the requirements of Treasury Regulation Section 1.409A-3(j)(4).  Such cash payment shall be made in a lump sum within 60 days after the later of Executive’s Event of Termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Employer to penalties.  Notwithstanding the foregoing, if such cash payment would violate the requirements of Treasury Regulation Section 1.409A-3(j), the Executive’s cash payment in lieu of the continued health insurance or welfare benefits as required by this Agreement shall be payable at the same time the related premium payments would have been paid by the Employer and will be payable for the duration of the applicable coverage period.

F. Notwithstanding the foregoing, in the event the Executive is a Specified Employee (as defined herein), solely to the extent necessary to avoid penalties under Code Section 409A, payment to the Executive’s benefit pursuant to Sections 8(b) and 8(c), if applicable, shall be made to the Executive on the first day of the seventh month following the Executive’s Event of Termination; provided, however, that the six-month delay for such payment shall not apply in the event that such payments are exempt from the requirements of Code Section 409A, including that the separation pay is due to an involuntary Separation from Service or a Good Reason Separation from Service, the amount of the separation pay does not exceed two times the lesser of (i) the Executive’s annualized compensation based upon his annual rate of pay for the taxable year preceding the year in which the Separation from Service occurs; or (ii) the limit set forth in Section 401(a)(17) of the Internal Revenue Code for the year in which the Separation from Service occurs (i.e. for 2018, $275,000), as provided in Treasury Regulation Section 1.409A-1(b)(9)(iii) (which separation pay, if in excess of the limit, shall be made as provided herein up to the amount of the limit) and such separation pay is paid no later than the last day of the second calendar year following the calendar year during which the Separation from Service occurs.  “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company or the Bank or any affiliate is a publicly traded company.

G. For purposes of this Agreement, Event of Termination shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Employer and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

9. CHANGE IN CONTROL:
A. For purposes of this Agreement, a Change in Control shall mean:

(i)A change in control of the Company that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(ii)Any event that results in a Change in Control of the Company within the meaning of the Bank Holding Company Act, as amended, and applicable rules and regulations promulgated thereunder by the Federal Reserve Board (collectively, the “BHCA”), or under the Change in Bank Control Act and the rules and regulations promulgated thereunder by the Federal Reserve Board, as in effect at the time of the Change in Control; or

(iii)without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) or one or more persons acting as a group, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power or Company’s outstanding securities; or (b) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or Evans Bank, NA (the “Bank”) or similar transaction in which the Bank or Company is not the surviving institution occurs or is implemented; or (c) a tender offer is made for 50% or more of the voting securities of the Company or the Bank and the shareholders owning beneficially or of record 50% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror; or (d) the Company disposes of 50% or more of its ownership, or the assets of, TEA to an unaffiliated third party, whether by merger or sale of assets or otherwise.

B. Notwithstanding the preceding paragraphs of this Section, if any payment or benefit under this Agreement, when combined with any other payment or benefit owed by the Employer to the Executive, would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then any payment or benefits under this Agreement will be reduced to the Reduced Amount.  The “Reduced Amount” will be either (x) the largest portion of the payment or benefits that would result in no portion of the payments or benefits under this Agreement being subject to the Excise Tax, or (y) the total of the payment or benefits under this Agreement, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes (computed at the highest marginal rate), and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the payment or benefits under this Agreement, notwithstanding that all or some portion of the payment or benefits may be subject to the Excise Tax.  For purposes of making this determination, any cash severance under Section 8(B) will be reduced before any other payments or benefits under this Agreement that give rise to a parachute payment.

10. TERMINATION UPON DEATH OR DISABILITY:

A. Termination of Executive’s employment based on “Disability” shall be construed to comply with Code section 409A and shall be deemed to have occurred if (i) Executive is eligible to receive disability benefits under the Employer’s long-term disability policy, or (ii) Executive is determined to be totally disabled by the Social Security Administration.

B. Employer may terminate Executive’s employment upon Disability in which event Executive shall be entitled to receive the compensation and vested benefits due Executive as of the date of Executive’s termination, but except as provided herein, shall have no right to receive any other compensation or benefits under this Agreement. Upon Termination for Disability, Executive shall participate in the short and long-term disability plans and benefits offered by the Employer to executives.

C. This Agreement shall terminate upon Executive’s death, in which event Executive’s estate or beneficiary shall be entitled to receive the compensation and vested benefits due Executive as of the date of Executive’s death, and neither Executive, nor Executive’s estate or beneficiary, shall have a right to receive any compensation or benefits under this Agreement thereafter.  Executive’s beneficiaries may be entitled to receive other benefits under and in accordance with the terms of other employee benefit plans maintained by the Employer for the benefit of the Executive.

11. TERMINATION FOR CAUSE: Termination for “Cause” shall mean termination because of the (i) Executive’s personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit, (ii) a material breach by Executive of the Code of Conduct of TEA (as it may be amended from time to time),  (iii) Executive’s willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of TEA, (iv) Executive’s failure to perform stated duties after receiving written notice of Executive’s failure to perform assigned duties, (v) Executive’s willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-

and-desist order, or (vi) a material breach of any provision of the Agreement by the Executive, provided that if such material breach is curable, Executive shall be given written notice of such breach and 30 days to cure.   Employer may place Executive on paid leave for up to 60 days while it is determining whether there is a basis to terminate Executive’s employment for Cause.  Except as otherwise provided in Section 12 as to Deferred Consideration, Executive shall have no right to receive compensation or other benefits under this Agreement upon Termination for Cause. Any purported Termination for Cause shall be communicated to by Notice of Termination to Executive, specifying the grounds on which the Termination for Cause is based.

12.  DEFERRED CONSIDERATION UNDER PURCHASE AGREEMENT:  In the event that, prior to the expiration of the Employment Period, Executive’s employment is terminated by the Employer for any reason whatsoever (except for certain terminations for Cause as set forth below), the Executive resigns or otherwise terminates his employment in each case for Good Reason, the Executive’s employment terminates as a result of his death or Disability pursuant to Section 10, or a Change of Control occurs, then Executive (or his estate) shall automatically and immediately be entitled to receive the Deferred Consideration (as defined in the Purchase Agreement) as set forth in Section 2.4(B) of the Purchase Agreement (including accrued cash dividends on the EVBN Shares (as defined in the Purchase Agreement) and interest on the cash portion through the date of payment), with such payment to be made in its entirety as soon as administratively feasible following the Executive’s termination of employment or the occurrence of a Change in Control, as applicable, but in all cases during the short-term deferral period as defined under Treasury Regulation Section 1.409A-1(b)(4) such that it is excepted from compliance with Code Section 409A.  In the event that the Executive remains employed by Employer through the end of the Employment Period, the Deferred Consideration will be paid to the Executive as soon as administratively feasible following the end of the Employment Period, but in all cases during the short-term deferral period under Treasury Regulation Section 1.409A-1(b)(4).  In the event that, prior to the earlier of the expiration of the Employment Period or the occurrence of a Change in Control, Executive voluntarily resigns or otherwise voluntarily terminates his employment with the Employer without Good Reason, or Executive’s employment is terminated by the Employer pursuant to clause (ii) or clause (iv) of the definition of Cause set forth in Section 11,  then Executive’s right to receive the Deferred Consideration shall be forfeited.

13. CONFIDENTIALITY:    In the course of his employment by the Employer, Executive shall have and has had access to confidential or proprietary data or information of the Employer.  Executive shall not at any time, divulge or communicate to any person, nor shall they direct any Executives to divulge or communicate to any person (other than to a person bound by confidentiality obligation similar to those contained herein, and other than is necessary in performing his duties hereunder) or used to the detriment of the Employer or for the benefit of any other person, any of such data or information.  The provision of this Section  13 shall survive Executive’s employment hereunder, whether by the normal expiration thereof or otherwise.  The term “confidential” or “proprietary data or information” as used in this Agreement, shall mean information not generally available to the public including, without limitation, personnel information, financial information, customer lists, computer programs, marketing and advertising data.  Executive acknowledges and agrees that any confidential or proprietary data or information heretofore acquired was received in confidence.

The Employer and Executive agrees that the customer lists, files, records and other material relating to the insurance customers of the Employer, the trade secrets, operational processes and techniques (all of which are hereinafter referred to as the “Confidential Information”) are valuable and unique assets of the Employer and the Executive has no right or interest in such Confidential Information.  The Executive agrees not to disclose the Confidential Information to any person or entity other than the Employer (and its employees and agents) and to use the Confidential Information solely for the business and benefit of the Employer.  The Executive also agrees to return all of the Confidential Information and all copies thereof to the Employer upon the termination of employment.  The Employer agrees to use its best efforts to prevent disclosure of Confidential Information to any person or entity.

Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Employer (or any affiliate).   Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Employer (or any affiliate) related to the possible securities law violation.  This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

14. NON-COMPETITION AND NON-SOLICITATION:    Until the later of the (i) expiration of the Employment Period, or (ii) two years following any termination of employment, Executive agrees that he will not, on his own behalf or on behalf of any other person, firm, partnership, association, corporation, or other entity, as an owner, partner, employee, officer, agent, advisor, consultant or otherwise, directly or indirectly, do or cause to be done any of the following acts:

A. Solicit, attempt to obtain, or in any way transact insurance business from any insurance accounts or customers which, at the time of his/her termination, were held or maintained by or on behalf of the Employer or any affiliated companies.

B. Aid or assist any other party in the solicitation of any such customer or account.
C. Serve as an insurance advisor, consultant or risk manager for any of said accounts or customers.

D. Attempt to hire or entice away any employee of Employer or induce any employee to terminate his or her employment with Employer or to otherwise interfere with the Employer’s or any of the affiliated companies’ relationships with any of their respective customers or accounts, wherever located, by soliciting such customers or inducing them to discontinue their relationships with the Employer or any of the affiliated companies.

E. Induce any employee or former employee of the Employer to breach any agreement with the Employer.

15. ARBITRATION:

A. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to Employer and Executive, sitting in a location selected by the Employer within 50 miles from the main office of the Employer, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The cost of the arbitrator shall be divided between the parties; all other cost of arbitration shall be borne by the party incurring such cost.

B. If Termination For Cause is disputed by Executive, and if it is determined in arbitration that Executive is entitled to  either or both of (i) compensation and benefits under Section 8 of this Agreement, and (ii) the Deferred Consideration under the Purchase Agreement, then (x) the payment of such compensation and benefits by the Employer, and/or the Deferred Consideration shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that was not paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time), and (y) Employer shall promptly reimburse Executive for all costs and expense (including without limitation reasonable attorneys’ fees and disbursements) incurred by Executive in connection with the arbitration.

16. MODIFICATION:
A. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

B. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

17. ENTIRE AGREEMENT.  This Agreement constitutes the full and complete understanding of the parties and supersedes all prior agreements and understandings oral or written, between the parties, with respect to the subject matter hereof, except with respect to the Deferred Consideration, as to which the Purchase Agreement applies as well.

18. SEVERABILITY:The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

19. WITHHOLDING:The Employer may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Employer under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.

20. WAIVER OF BREACH:The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach.

21. NOTICE:For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, mailed by certified or registered mail, return receipt requested, postage prepaid, or sent by facsimile or email of a scanned (pdf) document or other electronic means with receipt acknowledged, addressed to the respective addresses set forth below:

To Employer:	The Evans Agency, LLC One Grimsby Drive Hamburg, New York 14075
To Executive:	To the most recent address on file with the Employer.

22. ASSIGNABILITY / BINDING EFFECT:This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Employer.  The Employer may assign this Agreement and its rights hereunder to an affiliate of, or successor to the business of, the Employer.

23. GOVERNING LAW:All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the law of the State of New York.

24. MISCELLANEOUS:  Employer may terminate Executive’s employment at any time, but any termination other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after Executive’s Termination for Cause.

25. HEADINGS:The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year above written.

EMPLOYER: THE EVANS AGENCY, LLC

By:	/s/ Robert G. Miller, Jr.
Robert G. Miller, Jr. President

EXECUTIVE:

/s/ Aaron Whitehouse
Aaron Whitehouse